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                                                                     EXHIBIT 10A
                               DELUXE CORPORATION
                           DEFERRED COMPENSATION PLAN

                     SECTION I.   ESTABLISHMENT AND PURPOSE

1.1 ESTABLISHMENT. Deluxe Corporation, a Minnesota corporation (hereinafter called the "Company"), hereby establishes, effective as of November 15, 1983, a deferred compensation plan which shall be known as the DELUXE CORPORATION DEFERRED COMPENSATION PLAN (hereinafter called the "Plan").

1.2 PURPOSE. The purpose of the Plan is to provide a means whereby amounts payable by the Company to officers may be deferred to some future period. It is also the purpose of the Plan to attract and retain as officers persons whose abilities, experience and judgment will contribute to the growth and profitability of the Company.

                            SECTION II.   DEFINITIONS

2.1 DEFINITIONS. Whenever used in this document, the following terms shall have the meanings set forth below:

     a. "Base Salary" means the base salary scheduled to be paid to a Participant during a Plan Year without regard to any bonus or Incentive Compensation, or any portion deferred under this Plan.

     b. "Incentive Compensation" means the incentive compensation which is scheduled to be paid to a Participant based on performance during a Plan Year without regard to any portion deferred under this Plan.

     c. "Committee" means the Compensation Committee of the Board of Directors of the Company.

     d. "Officer" means an employee of the Company who (1) is an officer or Assistant Officer of the Company, (2) is employed in a recognized executive, administrative or professional capacity, and (3) has significant management responsibilities or is highly compensated.

     e.   "Participant" means any Officer who elects to participate in the Plan.

     f. "Plan Year" means the twelve month period coinciding with the Company's fiscal year and ending on each December 31.

                  SECTION III.   ELIGIBILITY FOR PARTICIPATION

Each Officer of the Company shall be eligible to participate in the Plan. In the event a Participant ceases to be an Officer, he or she shall become an inactive Participant, retaining all the rights described under the Plan, except the right to elect any further deferrals.

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                         SECTION IV.   ELECTION TO DEFER

At any time prior to the beginning of a Plan Year, any Officer may, by written notice delivered to the President of the Company, elect to defer (a) any amount of his or her Base Salary, and (b) any amount of his or her Incentive Compensation, with a minimum election of $1,000 from either Base Salary or Incentive Compensation. Any such election shall be irrevocable and shall be in effect for the Plan Year, provided that the Base Salary election shall be automatically revoked if the Participant's Base Salary does not equal or exceed the rate in effect when the election was made, and provided further that Incentive Compensation deferral shall be adjusted if the actual Incentive Compensation declared is less than the election.

The aggregate amount which may be deferred during any Plan Year shall not exceed fifteen percent (15%) of Base Salary. Each election shall be considered made when it is completed and delivered to the President of the Company. Payment shall be deferred until distribution is made in accordance with Section 6 of the Plan.

                         SECTION V.   DEFERRAL ACCOUNTS

5.1 PARTICIPANT ACCOUNTS. The Company shall establish and maintain a bookkeeping account for each Participant. The Company shall, from time to time, provide each Participant with a statement indicating the balance of such Participant's account. At its discretion, the Company may obtain life insurance on the life of any or all Participants to provide all or a substantial portion of the money needed to pay the amounts deferred under the Plan.

5.2 EMPLOYEE BENEFIT PLAN EQUIVALENT. To the extent the Company's contributions under its compensation-based benefit plans are reduced as a result of the Participant's deferral of compensation under the Plan, the amount of such reduction shall be credited to the Participant's account. Any amount credited under this proposal shall be credited as of the last day of the Plan Year.

5.3 GROWTH ADDITIONS. Each Participant's account shall be credited on the last day of each Plan Year with a growth addition computed on the beginning balance (before crediting any Benefit Plan Equivalent), the average Base Salary deferred during the Plan Year, and the Incentive Salary deferred that is payable during the Plan Year. The growth addition shall be computed by multiplying such amounts by the Plan Interest Rate for such Plan Year. The Plan Interest Rate for each Plan Year shall be determined by the Committee, provided that the Plan Interest Rate shall in no event be lower than the lesser of: (a) ninety (90) percent (%) of the Company's average return on short term invested bank funds during its preceding fiscal year, or (b) eight (8) percent (%). In the absence of a timely determination by the Committee with respect to a particular Plan Year, the Plan Interest Rate for such year shall be equal to the Plan Interest Rate for the Previous Plan Year.

5.4 CHARGES AGAINST ACCOUNTS. There shall be charged against each Participant's account any payments made to the Participant or his or her beneficiary in accordance with Section 6 or 7 of the Plan.

5.5 CONTRACTUAL OBLIGATION. It is intended that the Company is under a contractual obligations to make payments to a Participant when due. Such payments shall be made out of the general funds of the Company.

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5.6 UNSECURED INTEREST.  No Participant or beneficiary shall have any interest whatsoever in any specific asset of the Company. To the extent any person acquires a right to receive payments under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

                    SECTION VI.   PAYMENT OF DEFERRED AMOUNTS

6.1. The Company shall pay the funds accumulated in the Deferral Account to the Participant (or Participant's beneficiary as provided in Section 8) after Participant's termination of employment with the Company. The Deferral Account shall be paid in approximately equal consecutive monthly installments over one hundred and eighty (180) months, with the first such installment to be paid approximately thirty (30) days after the later of the date the Participant reaches age 65 or the date of the Participant's termination of employment, provided that distribution may commence at an earlier date, but no earlier than thirty (30) days after the Participant reaches age 60, if the Participant has terminated employment with the Company and enters into a satisfactory noncompetition agreement with the Company, and provided further that an account may be paid in a single payment or in accelerated installments at any time after termination of employment regardless of the age of the Participant if so determined by the Committee. A Participant who serves on the Committee shall not be eligible to vote on a determination with respect to the date or method of payment of his or her Deferral Account.

6.2. In the event of the death of the Participant, the Deferral Account shall be paid as provided in 6.1 except in the absence of a contrary determination by the Committee, installments shall commence approximately thirty (30) days after the Participant's date of death.

                       SECTION VII.   FINANCIAL EMERGENCY

The Committee may alter the timing or manner of payment of Deferral Accounts under Section 6.1 or 6.2 in the event that the Participant establishes, to the satisfaction of the Committee, severe financial hardship. In such event, the Committee may:

     a. provide that all or a portion of the Deferral Account shall be paid immediately in a lump sum payment,

     b. provide that all or a portion of the installments payable over a period of time shall be paid immediately in a lump sum, or

     c. provide for such other installment payment schedules as it deems appropriate under the circumstances,

as long as the accelerated distribution shall not be in excess of that amount which is necessary for the Participant to meet the financial hardship.

Severe financial hardship shall be deemed to have occurred in the event of the Participant's impending bankruptcy, a Participant's or a dependent's long and serious illness, or other events of similar magnitude. The Committee's determination as to the occurrence of a severe financial hardship of the Participant and the manner in which, if at all, the payment of deferred amounts shall be altered or modified, shall be final.

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                           SECTION VIII.   BENEFICIARY

A Participant may designate a beneficiary or beneficiaries who, upon his or her death, shall receive the distributions that otherwise would have been paid to the Participant. All designations shall be in writing and shall be effective only if and when delivered to the President of the Company during the lifetime of the Participant. If a Participant designates a beneficiary without providing in the designation that the beneficiary must be living at the time of such distributions, the designation shall vest in the beneficiary all of the distributions, whether payable before or after the beneficiary's death, and any distributions remaining upon the beneficiary's death shall be paid to the beneficiary's estate.

A Participant may from time to time change beneficiary or beneficiaries by a written instrument delivered to the President of the Company. In the event a Participant shall not designate a beneficiary or beneficiaries pursuant to this Section, or if for any reason such designation shall be ineffective, in whole or in part, the distribution that otherwise would have been paid to such Participant shall be paid to the estate and in such event, the term "beneficiary" shall include the estate.

                        SECTION IX.   NONTRANSFERABILITY

In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant or a beneficiary. Prior to the time of payment hereunder, a Participant or beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under the Plan nor shall such rights be assigned or transferred by operation of law.

                           SECTION X.   ADMINISTRATION

10.1 ADMINISTRATION. The Plan shall be administered by the Committee. The Committee may from time to time establish rules for the administration of the Plan that are not inconsistent with the provisions of the Plan. The Committee may, by unanimous affirmative action, authorize the chief executive officer and the chief operating officer of the Company, to the extent determined by the Committee, to exercise the authority of the Committee under the Plan, except that the Committee shall not delegate to such officers the power to set the Plan Interest Rate or to determine the method of payment of their own Deferral Accounts. Such Executive Committee shall act only during the interval between meetings of the Committee and shall be subject at all times to the control and direction of the Committee.

10.2 FINALITY OF DETERMINATION. The determination of the Committee as to disputed questions arising under the Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

10.3 EXPENSES. The expense of administering the Plan shall be paid by the Company.

10.4 TAX WITHHOLDING. The Company shall deduct from all payments any federal, state or local taxes required by law to be withheld with respect to such payments.

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                     SECTION XI.   AMENDMENT AND TERMINATION

The Company expects the Plan to be permanent but since future conditions affecting the Company cannot be anticipated or foreseen, the Company reserves the right to amend, modify or terminate the Plan at any time by action of its Board of Directors.

                     SECTION XII.   LIFE INSURANCE CONTRACT

If the Company elects to purchase one or more life insurance contracts to provide it with funds to make payments under the Plan, the Company shall at all times be the sole and complete owner and beneficiary of such contract(s), and shall have the unrestricted right to use all amounts and exercise all options and privileges under such contract(s) without the knowledge or consent of any Participant or beneficiary or any other person; neither Participant, beneficiary nor any other person shall have any right, title or interest whatsoever in or to any such contract(s).

              SECTION XIII.   MERGER, CONSOLIDATION OR ACQUISITION

In the event of a merger, consolidation or acquisition, in which the Company is not the surviving corporation, unless the successor or acquiring corporation shall elect to continue and carry on the Plan, all Deferral Accounts shall become immediately payable in full, notwithstanding any other provision to the contrary.

                         SECTION XIV.   NO VESTED RIGHTS

The Plan and the elections exercisable hereunder shall not be deemed or construed to be a written contract of employment between any Participant and the Company, nor shall any provision of the Plan restrict the right of the Company to discharge any Participant, nor shall any provision of the Plan in any way whatsoever grant to any Participant the right to receive any scheduled compensation, bonus, or other payment of any nature whatsoever.

                          SECTION XV.   APPLICABLE LAW

The Plan shall be governed and construed in accordance with the laws of the State of Minnesota.

10/30/84
08/17/88 (Amended)
11/10/89 (Amended)
01/10/92 (Amended)
02/12/93 (Amended)
11/12/93 (Amended)

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